Exhibit (p)(3)

CODE OF ETHICS

I.	INTRODUCTION

High ethical standards are an essential ingredient not only for the success of Henry James International Management, Inc. (which are hereinafter collectively referred to as the “Firm”), but also to maintain the confidence of investors. There is a long-standing recognition of the conflicts of interest that potentially arise in connection with the personal trading activities of investment personnel. Federal and state securities laws govern the conduct of individuals associated with investment advisers and registered investment companies. Such entities are required to adopt a Code of Ethics containing provisions designed to prevent improper personal trading by their personnel. In addition to abiding by the requirements of this Code of Ethics, it is the obligation of each employee of the Firm to comply with all applicable securities laws and regulations.

Further, the Firm has a fiduciary duty to its clients and registered investment company shareholders (which are hereinafter referred to as “clients” collectively) which requires employees to act solely for the benefit of clients. Our own long-term business interests are best served by adherence to the principle that clients’ interests come first. It is in the best interests of this Firm as a professional advisory organization to avoid potential conflicts of interests, or even the appearance of such conflicts.

Because of the nature of our business, employees may be exposed to information which constitutes “inside information” or material, non-public information; federal securities law proscribes the use of such information for financial benefit.

It is this Firm’s policy and practice to keep all non-public client information, including non-public information relating to former or inactive customers, confidential and to only disclose such information to third parties as a result of a transaction or service performed for the client, or, as required by law.

Our goal is to protect the Firm, our clients and you from the damage that could result from a violation of the securities laws or from real or apparent conflicts of interests. While it is impossible to define all situations which might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Firm. If you have any doubt as to the propriety of any activity, you should consult with a member of the Compliance Committee.

II.	APPLICABILITY OF CODE OF ETHICS

This Code of Ethics shall apply to employees, officers and directors of the Firm and the Funds who meet the definition of “Access Persons” as defined under Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act”).

Access Person is defined by the Advisers Act as any supervised person of an adviser “who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an Access Person.” Access Person is defined under the 1940 Act as any person “who, in connection with his regular duties or function makes, participates in, or obtains information regarding the purchase or sale of a security by a registered investment company, or whose function relates to the making of any recommendations with respect to such purchases or sales.”

These definitions include those directors, officers, portfolio managers, analysts, traders, portfolio accountants and others who, because of the nature of their duties, possess non-public information regarding the securities that client accounts hold or will purchase or sell. A list of all Access Persons will be maintained by the Compliance Committee, and the Committee will advise such persons of their special responsibilities by providing them with a copy of this Code of Ethics.

Employees of Henry James International Management, Inc. are subject to the Code of Ethics’ initial and annual holdings and quarterly transactions reporting requirements, and are subject to the pre-clearance requirements set forth herein. Directors of registered investment companies are not regarded as Access Persons solely by reason of being a director of such investment company, except where such director knew or, in the ordinary course of fulfilling his official duties as a director of the registered investment company, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the director such security is or was purchased or sold by such investment company or such purchase or sale by such investment company is or was considered by the investment company or its investment adviser.

III.	THE INVESTMENT ADVISERS ACT AND THE INVESTMENT COMPANY ACT

Rule 204A-1 of the Advisers Act requires advisers to adopt a Code of Ethics that establishes standards of conduct and reinforces fiduciary principals that govern the conduct of advisory firms and their personnel. Section 206 of the Investment Advisers Act prohibits, among other things, “any transaction, practice, or course of business which operates as a fraud or deceit upon a client or prospective client”.

The 1940 Act includes similar prohibitions for the protection of mutual fund investors. The actual text of Rule 17j-1 of the 1940 Act, as well as parts of the actual text of Sections 204A and 206 of the Advisers Act are attached as Exhibit A.

All Access Persons are required to familiarize themselves with this Code of Ethics, including those Rules, and to so acknowledge by executing the Acknowledgment Form (attached) upon commencement of employment, and annually thereafter.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES AND REPORTING REQUIREMENTS

Personal investment activities of all Access Persons employed by this Firm must remain within the parameters set forth below. “Personal investment activities” are those involving any securities in which the Access Person has a “beneficial interest”, as defined in Exhibit B.

(a) Prohibition on Acquiring Securities in an Initial Public Offering (“IPO”) within 30 days of the Initial Offering. In some cases, the opportunity to invest in an IPO is highly sought after and these opportunities are often available only to a limited number of investors. Purchase of IPO’s by investment personnel pose two potential conflicts of interest. First, an opportunity for investment personnel to participate in a “hot issue” or other attractive IPO is not likely to be viewed as a random event. It may also create the impression that future investment decisions for clients were pursued for reasons other than because they were in the best interest of the clients. Second, the realization of any short-term profits may create at least the appearance that an investment opportunity that should have been available to clients was diverted to the personal benefit of an individual employee. The Firm believes that prohibiting the purchase of a security in an IPO until 30 days after the offering will reduce these potential conflicts.

(b) Prior Approval for Participation in any Private Placement. Press accounts have alleged that emerging companies court portfolio managers through private placements in order to encourage managers to have their clients invest in the company when it later undertakes an IPO. This produces a direct conflict since the client’s investment may result in an increase in value of the company’s securities and thus an increase in value of the employee’s personal holdings. The Firm recognizes that most private placements will not raise such conflicts and a complete ban on such investments would restrict many legitimate investment opportunities. Therefore, acquisitions of securities in a private placement will be subject to a process of prior review. Further, any Access Person who takes a position in a private placement is under an affirmative obligation to disclose that position if the employee plays a material role in a client’s investment decision regarding the same issuer. Once this disclosure is made, a review of the client’s investment decision will be undertaken by investment personnel with no personal interest in that particular issuer. This process will accommodate personal investments but provide scrutiny where there is a potential conflict.

(c) Short-Term Trading and Market Timing Activity. The Firm does not view short-term trading in securities as inherently problematic unless it is associated with prohibited activities, i.e. misuse of insider information. However, the Compliance Committee may impose restrictions or withhold trading approval on employees who engage in short-term or other trading activity that the Committee believes may be contrary to the interests of the Firm or the Firm’s clients. Access persons and all related persons, as defined by this Code, are strictly prohibited from engaging in market timing of open-end mutual funds including, but not limited to, funds advised by the Firm. “Market timing”, as used herein, refers to the use of frequent, short-term trades in an effort to exploit perceived temporary mis-pricing of fund shares. The Compliance Committee will investigate any pattern of repeated short-term trades by covered persons for possible market timing activity. A violation of this market timing restriction will be deemed to be a very serious breach of this Code, the Firm’s fiduciary duty to its clients and possibly, the laws against insider trading and will be dealt with accordingly.

(d) Blackout Periods for Trading in the Same Security as a Client. All Access Persons are prohibited from buying or selling a security for which trade orders are pending or anticipated for client accounts, or which is the subject of serious consideration for trading. Access Persons are further prohibited from buying or selling a security within two (2) calendar days following the date of execution of any trades in that security for client accounts. (Example: client trades on Monday preclude personal trading on Monday, Tuesday or Wednesday.) Trading restrictions imposed prior to client trades are aimed at preventing “front running”; restrictions imposed following client trades are designed to allow dissipation of the market effect of client trades before the Access Person trades (collectively, the “Blackout Period”). There may be some circumstances where exceptions to this restriction will be allowed. Any such requests will be reviewed on an individual basis by the Compliance Committee, and exceptions will be documented and retained in the Access Person’s file.

(e) Pre-Clearance of Personal Securities Transactions. Access Persons will be required to pre-clear personal securities transactions in Covered Securities as defined in this Code, including purchases, sales and gifts, through those individuals designated by the Compliance Committee. This procedure is intended to prevent an unwitting violation of the Blackout Period. To obtain pre-clearance, an Access Person should direct a request by e-mail to the Chief Compliance Officer, indicating the details of the proposed trade, including security, ticker symbol, quantity, buying or selling, and the broker to be used. Unless the security is currently subject to a Blackout Period, or the proposed transaction potentially conflicts with another provision of the Code of Ethics, the request will be promptly approved by return e-mail. Approvals are valid until the end of the business day following the day approval was granted. If the proposed transaction has not been acted upon within this time frame, a new request for approval must be submitted. A hard copy of the request and approval will be placed in the Access Persons compliance file. Shares of open-end mutual funds advised by the Firm (the “Funds”) and mutual funds that trade in the secondary market (e.g., exchange-traded funds and closed-end funds) are considered Covered Securities under the Code. The Funds are subject to the Code’s initial and annual holdings and quarterly transactions reporting requirements, and are subject to the pre-clearance requirements set forth above.

(f) Duplicate Copies of Broker’s Confirmations to Firm. All Access Persons are required to direct their brokers to supply to the Firm duplicate copies of confirmations for accounts in which they have beneficial ownership and exercise influence or control. The transactions reported on the brokers confirmations will be reviewed and compared against approved pre-clearance reports, and will allow the Firm to ensure the effectiveness of its compliance efforts.

(g) Disclosure of Personal Holdings and Quarterly Transactions. Upon commencement of employment, all Access Persons are required to submit information on their personal securities holdings and personal trading accounts, substantially in the form of the Initial Disclosure of Personal Holdings form and the Initial Disclosure of Personal Trading Accounts form within 10 calendar days. The information must be current as of a date no more than 45 days before the individual was designated as an Access Person. Disclosure of all personal trading accounts and securities beneficially owned by the Access Person, including those securities held in a discretionary account or trust, managed by a third party, over which the Access Person has no direct or indirect influence or control, are required to be included. By January 30 of each year, all Access Persons then employed must submit an Annual Disclosure of Personal Holdings and an Annual Disclosure of Personal Trading Accounts forms with respect to their holdings as of the date the report is submitted. These Disclosures will ensure that confirmations for all transactions are being sent to the Firm and enable the firm to identify all securities and personal trading accounts in which the Access Person has a beneficial interest. The personal holdings disclosure will also capture certain investments (i.e. private placements) that would not be reflected in traditional broker-dealer accounts. Statements listing all reportable securities transactions during the preceding calendar quarter must be submitted by all Access Persons on a Personal Trading Activity Form on or before the 7th day of January, April, July and October.

(h) Covered Securities. Access Persons are required to disclose holdings and transactions in “Covered Securities,” which includes stocks, bonds, futures, investment contracts and other instruments deemed a security under Section 202 (a)(18) of the Investment Advisers Act. While pre-clearance of transactions in Firm-affiliated Funds are not required, Access Persons are required to disclose such transactions quarterly on the Personal Trading Activity Form and holdings initially and annually on the Disclosure of Personal Holdings form.

The following securities are not considered Covered Securities under the Code pursuant to Section 204A-1(e) (10) and therefore are not subject to the Code’s pre-clearance and reporting requirements:

(1) Direct obligations of the U.S. Government or options or futures thereon

(2) Bankers’ acceptances, bank certificates of deposit, commercial paper and short-term high quality debt obligations

(3) Shares of money market funds

(4) Shares of open-end mutual funds

(5) Shares of Exchange Traded Funds

(i) Exempted Transactions. The following transactions are specifically exempted from the pre-clearance and quarterly reporting requirements of this Code of Ethics: Transactions effected in any account over which the Access Person has no direct or indirect influence or control (e.g., an account managed with full discretion by an unrelated third party, such as an investment management firm or a trustee or general partner. However, holdings in discretionary accounts must be reported initially and annually.

(j) Quarterly Brokerage Account Report. Access Persons must disclose the following information concerning any account opened during the quarter that is held for their direct or indirect benefit: (1) name of the broker, dealer or bank with whom the account was established; (2) the date the account was opened; and, (3) the date the report was submitted.

(k) Code of Ethics Certification. All Access Persons must certify in writing initially and annually thereafter that they have received, read, understand and agree to abide by the Code of Ethics. Access Persons must also certify in writing that they have received, read, understand and agree to abide by any amendments to the Code, which will be distributed by the Compliance Committee.

V.	OTHER RESTRICTIONS

(a) Duty of Confidentiality. All Access Persons must keep confidential information concerning a decision to purchase or sell a security on behalf of clients during the entire period from the time a security is determined to be the probable subject of an investment decision until the later of (i) the completion of the buying or selling program for client accounts or (ii) a determination that the security is no longer the probable subject of an investment decision. Advance information concerning investment decisions (or probable investment decisions) must not be disclosed except in the necessary and proper discharge of one’s responsibilities to the Firm and its clients.

(b) Service as a Director. All Access Persons are prohibited from serving on the boards of directors of any publicly traded company absent prior authorization. Authorization will be based upon a determination that the board service would be consistent with the interests of the Firm and its clients. This restriction does not apply to service on the board of any not-for-profit corporation or organization.

(c) Gifts. All Access Persons are prohibited from accepting or giving any gift of more than de minimis value from any individual doing business with or on behalf of a client to which the Firm acts as adviser. For the purposes of this Code of Ethics “de minimis value” is defined as $150.00. Business meals and entertainment are excluded from the definition of “gift”.

VI.	REPORTING CODE OF ETHICS VIOLATIONS

It is the obligation of each Access Person to report promptly any violation of the Code by another Access Person to the Compliance Committee. Violations of the Code include, but are not limited to, noncompliance with applicable laws and regulations, fraud or illegal acts involving any aspect of the Firm’s business and activity that is harmful to clients. The report of a Code violation may be submitted anonymously and will be treated confidentiality. Retaliation against an individual who reports a violation is prohibited and in itself constitutes a violation of the Code. However, reports of violations may be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or as considered appropriate by the Firm in light of all the circumstances.

VII.	INSIDER TRADING POLICY

Court and SEC administrative decisions interpreting the anti-fraud provisions of the federal securities laws generally make it unlawful for any person to trade securities for themselves or their clients while in possession of material nonpublic information or selectively to disclose such information to others who may trade. Violation of these provisions may result in civil and criminal penalties, including fines and jail sentences, as well as dismissal by the Firm. Although there are exceptions to these prohibitions, these exceptions are limited.

“Nonpublic” information is any information that has not been disclosed generally to the marketplace. Information received about the company that is not yet in general circulation should be considered nonpublic. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered nonpublic. As a general rule, one should be able to point to some fact to show that the information is widely available; for example its publication in The Wall Street Journal or in other major news publications. Even after XYZ has released information to the press and the information has been reported, at least 24 hours must be allowed for the general marketplace to learn of and evaluate that information before you trade in XYZ securities.

“Material” information is any information about a company or the market for the company’s securities that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade. Information that affects the price of the company’s securities is likely to be deemed material. The Firm’s intended securities transactions and non-public client securities holdings may be considered material non-public information.

While it is not possible to identify in advance all information that will be deemed to be material, some illustrations of such information would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labor negotiations, price changes or major marketing changes, government investigations, or significant litigation. Material nonpublic information might be inadvertently disclosed to you by a company director, officer, or employee. It also might be disclosed to you by persons with business relationships with the company, such as its investment banker. In such a case, you should immediately report the facts to a member of the Compliance Committee for a decision regarding appropriate steps.

In addition, whenever you receive information about a company, you should refrain from trading while in possession of that information unless you first determine that the information is either public, non-material, or both. You should also refrain from disclosing the information to others, such as family, relatives, business, or social acquaintances, who do not need to know it for legitimate business reasons. If you have any questions at all as to whether the information is material and nonpublic, you must resolve the question or questions before trading, recommending trading, or divulging the information. If any doubt at all remains, you should consult a member of the Compliance Committee.

If there is any unresolved question in your mind as to the applicability or interpretation of these standards or the propriety of any trading or disclosure, the issue should be discussed with a member of the Compliance Committee prior to trading or disclosure of the information.

VIII.	OVERSIGHT OF CODE OF ETHICS

A Compliance Committee, comprising James O’Leary and Arjen Kuyper, will oversee compliance with this Code of Ethics. Donna McHugh will be responsible for collecting reports and maintaining the records of the Committee.

The Compliance Committee shall review all reports made to it and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action, as it deems appropriate. These sanctions may include, among other things, suspension or termination of employment with the Firm. Any Code violations will be reported to the Chief Compliance Officers of the Firm and the Funds.

IX.	RECORDKEEPING

Pursuant to Section 204A-1 of the Advisers Act, the Firm will maintain the following records and make them available to the SEC:

(1) A copy of the current Code of Ethics and prior versions within the past five years.

(2) A record of any violation of the Code of Ethics, and of any action taken as a result of the violation in the last five years.

(3) A copy of each initial and annual Disclosure of Personal Holdings Form and each Personal Trading Activity Form made by an Access Person in the last five years

(4) A list of all persons who are, or within the past five years have been required to make reports.

(5) All written acknowledgments of receipt of the Code and Code amendments for five years after an individual ceases to be an Access Person of the Firm.

(6) A record of any decision approving the acquisition of securities in a limited offering or initial public offering for five years from the end of the fiscal year in with the security was purchased.

(7) A record of the persons responsible for reviewing Access Persons reports currently and for the past five years.

X.	POLITICAL CONTRIBUTIONS

Henry James’s policy provides limitations on contributions by the firm and Covered Associates to officials of government entities where the firm provides or is seeking to provide investment advisory services (see the firm’s Covered Associates List for specific employees classified as Covered Associates). The firm and Covered Associates are limited to the following contributions per election (primary and general elections are considered separate elections):

Up to $350 to an elected official or candidate for whom the individual is entitled to vote.

Up to $150 to an elected official or candidate for whom the individual is not entitled to vote.

These de minimis exceptions do not supersede those of states or localities with de minimis exceptions that are more restrictive than those specified above.

The policy also prohibits the firm and Covered Associates from coordinating (i.e., bundling) or soliciting any person or political action committee (PAC) to make a contribution to officials of government entities where the firm provides or is seeking to provide investment advisory services or to a political party of a state or locality where the firm provides or is seeking to provide investment advisory services. Finally, the policy prohibits the firm or Covered Associates from any acts done indirectly that would violate the policy if done directly. This policy is consistent with Henry James’s fiduciary duty to its clients and consistent with regulatory requirements.

The firm and Covered Associates must identify all political contributions on at least an annual basis to the firm’s Compliance Department.

The policy does not supersede state and local “pay-to-pay” policies with more restrictive guidelines.

Background

As a registered investment advisor, Henry James must comply with SEC Rule 206(4)-5, which requires registered advisers to adopt policies and procedures designed to prevent conflicts of interest through the use of political contributions to officials of government entities where the firm provides or is seeking to provide investment advisory services. The policies and procedures are designed to prevent fraud, protect investors, and maintain the integrity of the manager selection process. The rule prohibits investment advisers from receiving compensation for providing investment advisory services to incumbents, candidates, or successful candidates for elective office of a government entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has the authority to appoint a person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser within two years of providing a covered contribution by the adviser or one of its Covered Associates (two-year time out). Covered contributions include a gift, subscription, loan, advance, deposit of money, or anything of value made for the purposes of influencing an election for federal, state, or local office. The rule also includes provisions against investment advisers and Covered Associates coordinating or soliciting any person or PAC to make a contribution to officials of government entities or to a political party of a state or locality where the adviser provides or is seeking to provide investment advisory services.

Finally, Rule 206(4)-5 prohibits investment advisers or Covered Associates from any acts done indirectly that would violate the rule if done directly.

Responsibility

The CCO has the responsibility for the administration and monitoring of the firm’s policy on political contributions, practices, disclosures, and recordkeeping.

Procedure

Henry James has adopted a Code of Ethics with procedures to implement the firm’s policy on political contributions and reviews to monitor and ensure the firm’s policy is observed, implemented properly, and amended or updated, as appropriate, which include the following:

The firm and Covered Associates are required to submit to the Compliance Department a Political Contributions Report, which shall include all contributions made to government officials (including candidates) and payments to state or local political parties and PACs no later than 15 days following the close of each calendar year if any contributions were made in the period. The Political Contributions Report is due upon commencement of employment or within 10 days from the date the employee becomes a Covered Associate; and, thereafter no later than 15 days following the close of each calendar quarter. The Political Contributions Report shall contain the following information:

(1)	Residence address of Covered Associate

(2)	Name of each recipient;

(3)	Date of each contribution

(4)	Amount of each contribution

Any contributions made by a Covered Associate who is a member of the Compliance Department would be subject to review by another designated employee. The Compliance Department will review Political Contribution Reports for the firm and Covered Associates engaging in such contributions on a quarterly basis for compliance with the firm’s policies, regulatory requirements, and the firm’s fiduciary duty to its clients, among other things. The Compliance Department will “look back” and “look forward” at the political contributions of all new and departing Covered Associates.

Pursuant to the Henry James Code of Ethics and Rule 206(4)-5, the following Political Contributions Procedures are required of Covered Associates:

(1)	Confirmation that they have reported all political contributions over the past twelve- month period annually in January.

(2)

Confirmation they have reported all coordination or solicitations of any person or PAC to make a contribution to officials of government entities where the firm provides or is seeking to provide investment advisory services or to a political party of a state or locality where the firm provides or is seeking to provide investment advisory services over the past twelve-month period annually in January.

(3)	Confirmation they have not done any acts indirectly that would violate the policy if done directly over the past twelve-month period annually in January.

Text of Rule 17j-1 of The Investment Company Act

The purpose of this Code of Ethics is to provide procedures consistent with the Investment Company Act and more specifically Rule 17j-1 which reads as follows: (a) It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of any investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company —

(1) To employ any device, scheme or artifice to defraud such registered investment company;

(2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

(4) To engage in any manipulative practice with respect to such registered Investment Company.

Partial Text of Sections 204A and 206 of the Investment Advisers Act

PREVENTION OF MISUSE OF NONPUBLIC INFORMATION

Section 204A. Every investment adviser subject to Section 204 of this title shall establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse in violation of this Act or the Securities Exchange Act of 1934, or the rules or regulations thereunder, of material nonpublic information by such investment adviser or any person associated with such investment adviser….

PROHIBITED TRANSACTIONS BY INVESTMENT ADVISERS

Section 206. It shall be unlawful for any investment adviser…, directly or indirectly:

(1) To employ any device, scheme or artifice to defraud any client or prospective client;

(2) To engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client

(3) To engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative

Definition of “Beneficial Interest”

For purposes of this Code of Ethics, persons associated with Henry James International Management, Inc., will be deemed to have a beneficial interest in securities owned directly (including ownership through a nominee) and, in addition, securities which are:

(a) held in the name of another person, if by reason of any contract, understanding, relationship, agreement or other arrangement the reporting person obtains benefits substantially equivalent to those of ownership (e.g., the ability to exercise a controlling influence over the purchase, sale or voting of such securities or the application of the income derived from such securities to maintain a common home or to meet expenses which the reporting person otherwise would meet from other sources);

(b) held in the name of (i) a spouse and minor children or (ii) any relative, including any relative of the reporting person’s spouse, who shares the same home as the reporting person, absent special circumstances indicating that the reporting person does not obtain benefits substantially equivalent to those of ownership;

(c) held in trust for the benefit of any of the persons described in paragraph (b) above;

(d) held in the name of a spouse, minor children, or other person, even though benefits substantially equivalent to ownership are not obtained, if the reporting person can vest or revest title in himself at once or at some future time;

(e) held by any partnership, closely-held corporation, trust or estate, to the extent of the reporting person’s interest therein; or

(f) held by the reporting person as trustee where either such person or members of his immediate family have a vested interest in the outcome or corpus of the trust, or as a settlor of a revocable trust. “Immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, sibling, mother-in-law, father-in-law, son-in-law, daughter-in –law, brother-in-law or sister-in-law, but excludes aunts, uncles, nieces and nephews.

Exhibit A – Initial / Annual Acknowledgement Report

All Covered Persons will receive a copy of this Code and will be required to submit to the CCO written acknowledgement of receipt, within 30 days of becoming a Covered Person, within 45 days of calendar year end, or any time there have been amendments to the Code.

Name:

Acknowledgements:

I have received and read the Code of Ethics and understand that it applies to me and to all accounts in which I have any direct or indirect beneficial ownership interest, including accounts held by (or for the benefit of) my spouse or any children or relatives who may share my home.

I have and will comply with all provisions of the Code of Ethics.

I understand that I may be subject to sanctions up to and including termination of my employment with the Firm for violations of the Code.

Accepted and Agreed:

Covered Person	Print or Type Name

Signature		Date

Compliance Review	Print or Type Name

Signature		Date

Comments:

Exhibit B – Pre–Clearance Request Form

TO: Chief Compliance Officer

Pursuant to the Firm’s Code of Ethics, I request clearance for the following proposed transactions I am required to obtain the prior written approval the CCO before, directly or indirectly, acquiring or disposing of beneficial ownership of an Initial Public Offering (IPOs) and Private Placements (Limited Offerings).

Type and Amount of Security	Purchase or Sale

I understand that:

1.	The CCO may reject any trade request in their sole discretion, and no reason need be given for such rejection.

2.	The Pre – Clearance will be valid for one trading day for market orders and limit orders.

3.

This clearance may be rescinded prior to my effecting the above transaction if material nonpublic information regarding the Security arises and, in the reasonable judgment of the Firm, the completion of my trade would be inadvisable.

Covered Person	Print or Type Name

Signature		Date

Approval:

Compliance Review	Print or Type Name

Signature		Date

Exhibit C – Quarterly Personal Securities Transaction Report

Quarter Ended

Our Firm policy (Code of Ethics) and SEC regulations require that each Covered Person report within 30 days of the end of each calendar quarter any personal securities transactions in any securities accounts of the Covered Person or any immediate family or household members in which the person has a beneficial interest.

Transactions do not need to be reported for:

1)	any account in which the Covered Person has no direct or indirect influence or control;

2)	U.S. Treasury or government securities;

3)	bank certificates of deposit, bankers’ acceptances, commercial paper & high quality short-term debt instruments;

4)	unaffiliated and affiliated open-end mutual funds, including money market funds, and

5)	unaffiliated and affiliated variable annuities.

☐	YES, I have had personal securities transactions within the past quarter as reported on:
(check	those that apply)

☐	the attached page/or monthly brokerage statements

☐	confirmations/statements sent directly by my broker/dealer

☐	the attached report

☐	NO, I have had no personal securities transaction(s) in the past three month period.

Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve a client of the Firm, such as the existence of any economic relationship between my transactions and securities held or to be acquired by the Firm.

Covered Person	Print or Type Name

Signature		Date

Compliance Review	Print or Type Name

Signature		Date

Comments:

Henry James International Management - Code of Ethics

Quarterly Personal Securities Transaction Report

Security Name	Date of Transaction	No. Of Shares	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

Henry James International Management - Code of Ethics

Exhibit D – Initial / Annual Holdings Report

The Firm’s policy and SEC regulations require that each Covered Person report within 10 days of becoming a Covered Person, or within 45 days of calendar year end, the following:

1.	Name of any broker, dealer or bank with which I maintain an account in which any securities are held for my direct or indirect benefit.

Account Name	Account #	Firm

2.

Name of Covered Securities in which I have any direct or indirect beneficial ownership interest and the name of any broker, dealer or bank with whom I maintain an account in which any Covered Securities are held.

Security Name & Type	Ticker Symbol or CUSIP #	Number of Shares	Principal Amount of Security	Broker/Dealer or Bank Through Whom Held

3.

I will immediately notify the CCO of the Firm, if at any time in the future I have trading authorization over, or direct or indirect interest in, securities or commodities accounts with any other Covered Accounts.

Accepted and Agreed:

Covered Person	Print or Type Name

Signature		Date

Compliance Review	Print or Type Name

Signature		Date

Comments:

Henry James International Management - Code of Ethics

Exhibit E – Outside Business Activities Disclosure Form

The Firm prohibits personnel from engaging in any outside business activities unless first obtaining prior written approval from the Firm. By your signature below, you hereby confirm your acknowledgment of, and agreement and obligation to abide by, the Firm’s outside employment policies and procedures. You further understand that your failure to comply with such policies and procedures is subject to disciplinary action including possible termination.

Please respond to the following questions. If any of the information in this Outside Business Activity Form (“OBA Form”) becomes inaccurate at any time, you must complete an updated OBA Form prior to engaging in any new outside business activity, or promptly after terminating such outside business activity. You must complete a separate OBA Form for each outside business activity that you must disclose.

1. Are you employed by (including owner, officer or employee), or do you accept any compensation from, any business organization not affiliated with the Firm?

☐ YES	☐ NO

2. Do you serve as director of any business organization not affiliated with the Firm?

☐ YES	☐ NO

3. Do you provide services (including, but not limited to, those provided as owner, officer, employee, board member, consultant or volunteer) for any charitable, non-profit, not for profit, or any other type of organization not disclosed above?

☐ YES	☐ NO

4. Are you a trustee (including co-trustee) on any account other than those of your immediate family?

☐ YES	☐ NO

5. (a) Are you a general partner in any partnership or are you involved in any entity that creates or packages limited partnerships?

☐ YES	☐ NO

(b) If you answered YES, to item 4(a), are any clients solicited to invest in such partnerships?

☐ YES	☐ NO

Henry James International Management - Code of Ethics

For any YES answers above, please provide the following information: Name and address of outside business organization:

—

—
Description of the business of outside business organization and what activities you will perform:

—

—

—
Compensation (if any) to be received:

—

—

—
The amount of time per month that will be spent on the outside business activity:

—

An explanation of why you believe approval should be granted:

—

—

Henry James International Management - Code of Ethics

This OBA Form should be returned to Arjen Kuyper, Chief Compliance Officer. Mr. Kuyper shall return this OBA Form to James O’Leary, Chief Executive Officer.

SUBMITTED BY:

Signature	Submission Date

Print Name

FIRM DECISION

☐ APPROVED	☐ REJECTED

BY:

Chief Compliance Officer	Review Date

EXPLANATION:

—

—

—

—

—

Henry James International Management - Code of Ethics

Exhibit F – Outside Business Pre-Approval Form

I request approval for the following Outside Business Activity:

Include any other business either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise. Also include non investment-related activity including any charitable, civic, religious or fraternal activity that is recognized as tax exempt.

1.	The name of the other business:

2.	Is the business is investment-related?

3.	The address of the other business:

4.	The nature of the other business:

5.	Your position, title, or relationship with the other business:

6.	The start date of your relationship:

7.	The approximate number of hours/month you devote to the other business:

8.	The number of hours you devote to the other business during securities trading hours:

9.	Briefly describe your duties relating to the other business:

10.	Will compensation[1] be received from another employer [2]

Accepted and Agreed:

Covered Person	Print or Type Name

Signature		Date

Compliance Review	Print or Type Name

Signature		Date

1

Compensation is defined as, but not limited to, commissions, selling fees, salaries, compensation paid directly or indirectly, finder’s fees, participation in profits, partnership distributions or expense reimbursement.

2	Employer is defined as any corporation, partnership, or franchise relationship, or indirect business activity through a general agent, independent contractor, or sales representative.

Henry James International Management - Code of Ethics

Exhibit G – Definitions

Access Person includes any Supervised Person who:

1.

Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or

2.	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

Because the Firm’s primary business is providing investment advice, all of the Firm’s directors, Officers, and partners are presumed to be Access Persons. (However, certain directors of the Firm may not be considered Access Persons if they do not otherwise fall under the definition of Access Person.)

Advisory Person means:

1.

Any Supervised Person of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any client of the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

2.	Any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to any client of the Adviser with regard to the purchase or sale of a security.

Beneficial Ownership has the same meaning as that term is defined in Rule 16a–1(a) (2) under the Securities Exchange Act of 1934, as amended (the Exchange Act), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities.

Client or Client Account means any Fund advised by the Adviser, any private investment funds advised by the Adviser, and any outside private account for which the Adviser serves as investment adviser and in which the Adviser (and persons associated with the Adviser) has no ownership interest, direct or indirect (other than as a shareholder of the mutual fund or as a member, partner or shareholder of any private investment funds advised by the Adviser).

Control is the power to exercise a controlling influence over the management or policies of a Firm, unless such power is solely the result of an official position with such Firm. Ownership of 25% or more of a Firm’s outstanding voting security is presumed to give the holder control over the Firm. (Investment Company Act Section 2(a) (9)).

Henry James International Management - Code of Ethics

Covered Account is generally any account in the name of the Firm or an Access Person or in which the Firm or Access Person:

1.	Has any direct or indirect beneficial ownership interest; and

2.	Exercises control or influence; and/or

3.	An account carried in the name of, or for the direct beneficial interest of, a person related to the Access Person (related person).

A Covered Account excludes any such account over which the Access Person exercises no control or influence (i.e., an account over which a third party or entity exercises exclusive discretionary authority).

Covered Security includes any instrument that is considered a Security under the Advisers Act with the exception of the following:

1.	Direct obligations of the U.S. government (e.g., treasury securities);

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short–term debt obligations, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares of open–end mutual funds that are not advised or sub–advised by the Firm or its affiliates; and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open–end funds, none of which are funds advised or sub–advised by the Firm or its affiliates. .

Fund means an investment company registered under the Investment Company Act.

Initial Public Offering means any offering of securities registered under the Securities Act of 1933, the issue of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Advisers Act means the Investment Advisers Act of 1940, as amended.

Investment Company Act means the Investment Company Act of 1940, as amended.

Private Placement means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933. Private placements may include offerings of hedge funds and other private equity funds.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Related Person is deemed to include a Supervised Person’s:

1.	Spouse;

2.	Minor children; and

3.	A relative who shares his or her home,

Henry James International Management - Code of Ethics

Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Supervised Persons are defined in Section 202(a) (25) of the Advisers Act as:

1.	Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);

2.	Employees; and

3.	Other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.

Henry James International Management - Code of Ethics